Exhibit 99.1

PondelWilkinson Inc.
21700 Oxnard Street, Suite 1840
Woodland Hills, CA 91367

Investor Relations	T (310) 279 5980
Strategic Public Relations	F (310) 279 5988
W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS	(951) 739-6200
RELEASE
Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2020 FIRST QUARTER FINANCIAL RESULTS

INCLUDING AN update on THE impact of THE covid-19 pandemic

-- First Quarter Net Sales rise 12.3 percent to $1.06 billion --

-- First Quarter Net Income increases 6.6 percent to $278.8 million --

-- First Quarter Net Income per diluted share increases 8.2 percent to $0.52 per share --

Corona, CA – May 7, 2020 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2020 and provided an update on the impact of the COVID-19 pandemic.

COVID-19 Pandemic

From the beginning of the COVID-19 pandemic, the Company’s top priority has been the health, safety and well-being of its employees. Early in March 2020, the Company implemented global travel restrictions and work-from-home policies for employees who are able to work remotely. For those employees who are unable to work remotely, safety precautions have been instituted, which were developed and adopted in line with guidance from public health authorities and professional consultants. The Company is incredibly proud of the teamwork exhibited by its employees, co-packers and bottlers/distributors around the world who are ensuring the integrity of its supply chain. The Company’s flavor manufacturing facilities, its co-packers, warehouses and shipment facilities, are all operating. Certain of the Company’s bottlers/distributors have implemented modifications to their call points and service levels, but generally the Company’s products remain available to consumers. In limited countries, which are smaller markets for the Company, the operations of its bottlers/distributors have been more affected.

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Monster Beverage Corporation

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The impact of the COVID-19 pandemic on the Company’s net and gross sales for the 2020 first quarter was not material. The Company’s April sales were materially adversely impacted by the COVID-19 pandemic, however bottler/distributor sales of the Company’s products to retail in the United States were markedly less adversely impacted. Since mid-March 2020, the Company has seen a shift in consumer channel preferences and package configurations, including an increase in at-home consumption and a decrease in immediate consumption. To date, the Company’s sales in the second quarter have been adversely affected as a result of a decrease in foot traffic in the convenience and gas channel (which is the Company’s largest channel) and food service on-premise, while the Company’s e-commerce, club store, mass merchandiser, and grocery and related business remain stable.

Currently, the Company does not foresee a material impact on the ability of its co-packers to manufacture and its bottlers/distributors to distribute its products as a result of the COVID-19 pandemic. In addition, the Company is not experiencing raw material or finished product shortages in its supply chain.

As of March 31, 2020, the Company had $701.8 million in cash and cash equivalents, $233.5 million in short-term investments and $13.9 million in long-term investments. Based on currently available information, the Company does not expect the COVID-19 pandemic to have a material impact on its liquidity.

First Quarter Results

Net sales for the 2020 first quarter increased 12.3 percent to $1.06 billion from $946.0 million in the same period last year. Gross sales for the 2020 first quarter increased 13.4 percent to $1.24 billion from $1.09 billion in the same period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2020 first quarter of $10.4 million and $11.2 million, respectively.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks and Reign Total Body Fuel® high performance energy drinks, increased 14.0 percent to $992.5 million for the 2020 first quarter, from $870.4 million for the 2019 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $10.0 million for the 2020 first quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 8.2 percent to $64.5 million for the 2020 first quarter, from $70.3 million in the 2019 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of $0.4 million for the 2020 first quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly-owned subsidiary of the Company, sold to independent third party customers (the “AFF Third-Party Products”), were $5.1 million for the 2020 first quarter, compared with $5.3 million in the 2019 first quarter.

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Net sales to customers outside the United States increased 25.6 percent to $356.8 million in the 2020 first quarter, from $284.1 million in the 2019 first quarter. Such sales were approximately 33.6 percent of total net sales in the 2020 first quarter, compared with 30.0 percent in the 2019 first quarter.

Gross profit, as a percentage of net sales, for the 2020 first quarter was 60.0 percent, compared with 60.6 percent in the 2019 first quarter.

Operating expenses for the 2020 first quarter were $272.2 million, compared with $262.1 million in the 2019 first quarter. Operating expenses included distributor termination expenses of $0.04 million for the 2020 first quarter, compared with $10.7 million in the 2019 first quarter.

Distribution costs as a percentage of net sales were 3.7 percent for the 2020 first quarter, compared with 3.8 percent in the 2019 first quarter.

Selling expenses as a percentage of net sales for the 2020 first quarter were 10.3 percent, compared with 11.0 percent in the 2019 first quarter.

General and administrative expenses for the 2020 first quarter were $124.1 million, or 11.7 percent of net sales, compared with $122.1 million, or 12.9 percent of net sales, for the 2019 first quarter. Stock-based compensation (a non-cash item) was $17.1 million for the first quarter of 2020, compared with $15.3 million in the 2019 first quarter.

Operating income for the 2020 first quarter increased to $365.0 million from $311.5 million in the 2019 first quarter.

The effective tax rate for the 2020 first quarter was 23.8 percent, compared with 16.8 percent in the 2019 first quarter. The increase in the effective tax rate for the 2020 first quarter was primarily attributable to a decrease in the equity compensation deduction.

Net income for the 2020 first quarter increased 6.6 percent to $278.8 million from $261.5 million in the 2019 first quarter. Net income per diluted share for the 2020 first quarter increased 8.2 percent to $0.52 from $0.48 in the first quarter of 2019.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “Growth from our Monster Energy® brand energy drinks internationally, as well as from our Reign Total Body Fuel® high performance energy drinks, contributed to record gross and net sales for the 2020 first quarter.

 “During the 2020 first quarter in the United States, we launched a number of new exciting products, including a line of Reign Inferno® Thermogenic Fuel, two new energy drinks in the Monster® Ultra line, a line of Java Monster® 300, and a line of Monster Hydro® Super Sport, as well as NOS® Turbo. Internationally, we added various Monster Energy® brand energy drinks, and Reign Total Body Fuel® high performance energy drinks to our portfolio in certain countries. Monster Energy® Dragon Tea was launched in Brazil in the first quarter and in China in April 2020. Burn® Dark Energy was launched in Russia, a new Nalu® energy tea line was launched in Belgium, and Mother® Epic Swell was launched nationally in Australia after a limited launch last year.

“We also launched Predator®, our affordable energy brand, in additional international markets during the first quarter, including in Mexico, with plans for further launches of Predator® this year.

“In January 2020, we launched our Monster Energy® brand energy drinks in Israel, with further country launches and transitions planned for later this year.

“Our thoughts and prayers are with all who have been impacted by this terrible virus,” Sacks added.

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Share Repurchase Program

During the 2020 first quarter, the Company purchased approximately 10.5 million shares of its common stock at an average purchase price of $55.22 per share, for a total amount of $579.3 million (excluding broker commissions).

As of May 7, 2020, approximately $441.5 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, May 7, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through an audio web broadcast via the internet at www.monsterbevcorp.com in the “Events  & Presentations” section. For those who are not able to listen to the broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks and Predator® energy drinks. For more information, visit www.monsterbevcorp.com.

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Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended March 31,
	2020	2019
Gross sales, net of discounts and returns	$1,236,060	$1,090,426
Less: Promotional and other allowances	173,963	144,435
Net Sales	$1,062,097	$945,991

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the direct and indirect impacts of the human and economic consequences of the COVID-19 pandemic as well as measures being taken by governments, and as a result businesses (including the Company and its suppliers, bottlers/distributors, co-packers and other service providers), and the public at large to limit the COVID-19 pandemic; the global slowing of growth and/or decline in sales of energy drinks including the convenience and gas channel (which is our largest channel), resulting from deteriorating economic conditions and financial uncertainties due to the COVID-19 pandemic; our ability to recognize benefits from The Coca-Cola Company (TCCC) transaction; our extensive commercial arrangements with TCCC and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the impact of TCCC bottlers/distributors distributing Coca-Cola brand energy drinks; the impact on our business of trademark and trade dress infringement proceedings brought against us relating to our Reign Total Body Fuel® high performance energy drinks; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; our ability to introduce and increase sales of both existing and new products, and the impact of the COVID-19 pandemic on our innovation plans; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity and health concerns related to our products, water usage, environmental impact, human rights and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; the effects of retailer consolidation on our business and our ability to successfully adapt to the rapidly changing retail landscape; our ability to successfully adapt to the changing landscape of advertising, marketing, promotional, sponsorship and endorsement opportunities created by the COVID-19 pandemic; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2019. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2020 AND 2019

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2020	2019
Net sales¹	$1,062,097	$945,991

Cost of sales	424,901	372,459

Gross profit¹	637,196	573,532
Gross profit as a percentage of net sales	60.0%	60.6%

Operating expenses²	272,208	262,071
Operating expenses as a percentage of net sales	25.6%	27.7%

Operating income¹,²	364,988	311,461
Operating income as a percentage of net sales	34.4%	32.9%

Interest and other income, net	872	2,742

Income before provision for income taxes¹,²	365,860	314,203

Provision for income taxes	87,025	52,718
Income taxes as a percentage of income before taxes	23.8%	16.8%

Net income¹,²	$278,835	$261,485
Net income as a percentage of net sales	26.3%	27.6%

Net income per common share:
Basic	$0.52	$0.48
Diluted	$0.52	$0.48

Weighted average number of shares of common stock and common stock equivalents:
Basic	536,061	542,768
Diluted	540,518	548,273

Case sales (in thousands) (in 192-ounce case equivalents)	115,599	101,284
Average net sales per case[3]	$9.14	$9.29

¹Includes $10.6 million and $14.2 million for the three-months ended March 31, 2020 and 2019, respectively, related to the recognition of deferred revenue.

²Includes $0.04 million and $10.7 million for the three-months ended March 31, 2020 and 2019, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $5.1 million and $5.3 million for the three-months ended March 31, 2020 and 2019, respectively, comprised of net sales of the AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2020 AND DECEMBER 31, 2019

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$701,836	$797,957
Short-term investments	233,513	533,063
Accounts receivable, net	670,570	540,330
Inventories	352,305	360,731
Prepaid expenses and other current assets	71,865	54,868
Prepaid income taxes	18,633	29,360
Total current assets	2,048,722	2,316,309

INVESTMENTS	13,922	12,905
PROPERTY AND EQUIPMENT, net	295,570	298,640
DEFERRED INCOME TAXES	84,777	84,777
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,053,107	1,052,105
OTHER ASSETS	53,756	53,973
Total Assets	$4,881,497	$5,150,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$305,529	$274,045
Accrued liabilities	145,224	114,075
Accrued promotional allowances	171,406	166,761
Deferred revenue	44,844	44,237
Accrued compensation	21,827	47,262
Income taxes payable	12,711	14,717
Total current liabilities	701,541	661,097

DEFERRED REVENUE	278,393	287,469

OTHER LIABILITIES	30,617	30,505

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 637,104 shares issued and 526,839 shares outstanding as of March 31, 2020; 636,460 shares issued and 536,698 shares outstanding as of December 31, 2019	3,186	3,182
Additional paid-in capital	4,428,580	4,397,511
Retained earnings	5,301,315	5,022,480
Accumulated other comprehensive loss	(62,682)	(32,387)
Common stock in treasury, at cost; 110,265 and 99,762 shares as of March 31, 2020 and December 31, 2019, respectively	(5,799,453)	(5,219,505)
Total stockholders’ equity	3,870,946	4,171,281
Total Liabilities and Stockholders’ Equity	$4,881,497	$5,150,352